MSB FINANCIAL CORP. RELEASES SECOND QUARTER EARNINGS

MILLINGTON, NJ, July 31, 2019 - MSB Financial Corp. (NASDAQ: MSBF) (the “Company”), parent company of Millington Bank, reported today the results of its operations for the three and six months ended June 30, 2019.

The Company reported net income of $1.2 million, or $0.24 per diluted common share, for the three months ended June 30, 2019, compared to net income of $1.2 million, or $0.23 per diluted common share, for the three months ended June 30, 2018. Net income for the six months ended June 30, 2019 was $1.7 million, or $0.33 per diluted common share, compared to net income of $2.3 million, or $0.41 per diluted common share, for the six months ended June 30, 2018. The six months ended June 30, 2019 had been impacted by approximately $862,000 in additional professional expenses year over year in connection with the first audit of the Company's internal control over financial reporting. As the Company previously disclosed, in connection with the audit, management and outside auditors identified certain material weaknesses in internal control. While none of these material weaknesses resulted in any misstatement or material change to the reported results, they did cause the scope of the audit and consequently the related expense to increase significantly. Adjusting for the expense associated with the change in procedures, net income for the six months ended June 30, 2019 would have been $2.3 million or $0.45 per diluted share.

Highlights for the quarter:

•
Return on average assets was 0.85% for the three months ended June 30, 2019 compared to 0.87% for the three months ended June 30, 2018 and return on average equity was 7.28% for the three months ended June 30, 2019 compared to 7.17% for the three months ended June 30, 2018.

•	Net interest margin decreased three basis points to 3.21% for the quarter ended June 30, 2019 from 3.24% for the quarter ended June 30, 2018.

•
The efficiency ratio, which is calculated by dividing non-interest expense by the sum of net interest income and non-interest income, was 62.97% for the quarter ended June 30, 2019 as compared to 62.49% for the quarter ended June 30, 2018.

•
Non-performing assets represented 0.69% of total assets at June 30, 2019 compared with 0.71% at December 31, 2018. The allowance for loan losses as a percentage of total non-performing loans was 140.26% at June 30, 2019 compared to 136.83% at December 31, 2018.

•
The Company’s balance sheet at June 30, 2019 reflected a decline in total assets of $3.0 million compared to December 31, 2018 due to a reduction in loans, offset by an increase in cash and cash equivalents, improved asset quality, and capital levels that exceeded regulatory standards for a well-capitalized institution.

•	The effective tax rate increased to 28.5% for the quarter ended June 30, 2019 compared to 24.7% for the quarter ended June 30, 2018.

Selected Financial Ratios
(unaudited; annualized where applicable)

As of or for the quarter ended:	6/30/2019	3/31/2019	12/31/2018	9/30/2018	6/30/2018
Return on average assets	0.85%	0.36%	0.87%	0.92%	0.87%
Return on average equity	7.28%	3.05%	7.20%	7.56%	7.17%
Net interest margin	3.21%	3.19%	3.22%	3.44%	3.24%
Net loans / deposit ratio	118.62%	113.10%	119.43%	113.08%	113.64%
Shareholders' equity / total assets	11.42%	11.77%	11.40%	11.86%	11.39%
Efficiency ratio	62.97%	83.83%	62.51%	61.96%	62.49%
Book value per common share	$12.64	$12.46	$12.37	$12.70	$12.43

Net Interest Income

Total interest income for the three months ended June 30, 2019 increased $429,000, or 7.5%, to $6.2 million compared to $5.7 million for the second quarter of 2018. Interest income increased in the quarter ended June 30, 2019 compared to the comparable period in 2018, as a result of an increase in loan yields. Total interest expense increased by $449,000, or 34.4%, to $1.8 million, for the three months ended June 30, 2019 compared to the same period in 2018 due to higher interest rates on deposits and borrowings during the 2019 period.

Net interest income for the three months ended June 30, 2019 was flat at $4.4 million compared to the same three month period in 2018. The annualized net interest spread was 2.94% and 3.05% for the three months ended June 30, 2019 and 2018, respectively. For the quarter ended June 30, 2019, the Company's annualized net interest margin decreased to 3.21% compared to 3.24% for the corresponding three-month period in 2018.

Total interest income for the six months ended June 30, 2019, increased $1.1 million, or 9.91%, to $12.3 million compared to $11.2 million for the six months ended June 30, 2018 as average earning assets increased $13.0 million year over year. Total interest expense increased by $1.0 million, or 41.33%, to $3.4 million for the six months ended June 30, 2019 compared to June 30, 2018 as average interest bearing liabilities increased $4.8 million year over year and the average cost of such liabilities increased 43 basis points.

Net interest income grew $101,000, or 1.2%, to $8.8 million for the six months ended June 30, 2019 compared to $8.7 million for the six months ended June 30, 2018. Net interest spread and net interest margin for the six months ended June 30, 2019, declined 13 and 4 basis points respectively, to 2.93% and 3.20% compared to 3.06% and 3.24% for the six months ended June 30, 2018. Net interest income and net interest margin decreased as the Company's deposit pricing has become more competitive year over year.

Provision for Loan Losses

The loan loss provision for the three months ended June 30, 2019 was zero compared to $90,000 for the same period in 2018. The loan loss provision for the six months ended June 30, 2019 was zero compared to $180,000 for the same period in 2018. The decrease in the level of provision for loan loss primarily reflects lower loan growth in the current period in addition to the improvement of other credit metrics year over year.

Non-Interest Income and Non-Interest Expense

Non-interest income for the three months ended June 30, 2019 was $204,000, as compared to $208,000 for the same period in 2018. Non-interest expense, which consists of salaries and employee benefits, occupancy expense, professional services and other non-interest expenses totaled $2.9 million for the quarter ended June 30, 2019 and the same period in 2018.

Non-interest income for the six months ended June 30, 2019 was $394,000, as compared to $412,000 for the same period in 2018. Non-interest expense, totaled $6.8 million for the six months ended June 30, 2019 as compared to $5.9 million for the same period in 2018. The increase in non-interest expense was primarily related to an increase in professional service expense.

Taxes

For the three months ended June 30, 2019, the Company recorded a $487,000 tax provision compared to $407,000 for the three months ended June 30, 2018. The effective tax rate increased to 28.5% for the quarter ended June 30, 2019 compared to 24.7% for the quarter ended June 30, 2018.

For the six months ended June 30, 2019, the Company recorded a $719,000 tax provision compared to a provision of $814,000 for the six months ended June 30, 2018. The effective tax rate increased to 29.3% for the six months ended June 30, 2019 compared to 26.4% for the six months ended June 30, 2018.

Quarterly Earnings Summary

The following table presents condensed consolidated statements of income data for the periods indicated.

Condensed Consolidated Statements of Income (unaudited)

(dollars in thousands, except for per share data)
For the quarter ended:	6/30/2019	3/31/2019	12/31/2018	9/30/2018	6/30/2018
Net interest income	$4,411	$4,423	$4,459	$4,755	$4,431
Provision for loan losses	—	—	—	60	90
Net interest income after provision for loan losses	4,411	4,423	4,459	4,695	4,341
Other income	204	190	198	190	208
Other expense	2,906	3,867	2,911	3,064	2,899
Income before income taxes	1,709	746	1,746	1,821	1,650
Income taxes (benefit)	487	232	491	506	407
Net income	$1,222	$514	$1,255	$1,315	$1,243
Earnings per common share:
Basic	$0.24	$0.10	$0.24	$0.25	$0.23
Diluted	$0.24	$0.10	$0.24	$0.24	$0.23
Weighted average common shares outstanding:
Basic	5,126,938	5,198,432	5,276,116	5,330,029	5,331,090
Diluted	5,155,258	5,237,329	5,317,305	5,388,577	5,375,090

Statement of Condition Highlights at June 30, 2019

•	Total assets amounted to $581.5 million at June 30, 2019, a decrease of $3.0 million, or 0.52%, compared to December 31, 2018.

•	The Company’s total loans receivable, excluding the ALLL, were $499.9 million at June 30, 2019, a decrease of $8.1 million, or 1.6%, from December 31, 2018.

•	Securities held to maturity were $39.5 million at June 30, 2019, unchanged when compared to December 31, 2018.

•	Deposits decreased $4.0 million, or 0.94%, to $416.6 million at June 30, 2019 compared to $420.6 million at December 31, 2018.

•	Borrowings totaled $95.1 million at June 30, 2019, an increase of $800,000, or 0.85%, compared to $94.3 million at December 31, 2018.

The following table presents condensed consolidated statements of condition data as of the dates indicated.

Condensed Consolidated Statements of Condition (unaudited)

(in thousands)
At:	6/30/2019	3/31/2019	12/31/2018	9/30/2018	6/30/2018
Cash and due from banks	$1,200	$1,040	$1,558	$1,254	$1,654
Interest-earning demand deposits with banks	14,473	9,771	10,242	20,817	14,660
Securities held to maturity	39,455	36,982	39,476	43,009	44,770
Loans receivable, net of allowance	494,192	489,445	502,299	494,848	509,689
Premises and equipment	8,006	9,221	8,180	8,323	8,461
Federal home Loan Bank of New York stock, at cost	4,805	3,406	4,756	4,117	4,212
Bank owned life insurance	14,775	14,679	14,585	14,489	14,392
Accrued interest receivable	1,715	1,772	1,615	1,734	1,754
Other assets	2,863	1,777	1,789	1,803	1,657
Total assets	$581,484	$568,093	$584,500	$590,394	$601,249
Deposits	$416,607	$432,754	$420,579	$437,597	$448,512
Borrowings	95,075	64,275	94,275	80,075	82,175
Other liabilities	3,423	4,172	3,000	2,714	2,056
Stockholders' equity	66,379	66,892	66,646	70,008	68,506
Total liabilities and stockholders' equity	$581,484	$568,093	$584,500	$590,394	$601,249

Loans

At June 30, 2019, the Company’s net loan portfolio totaled $494.2 million, a decrease of $8.1 million, or 1.6%, compared to $502.3 million at December 31, 2018. The allowance for loan losses amounted to $5.7 million at June 30, 2019 and December 31, 2018.

At June 30, 2019, the loan portfolio primarily consisted of commercial real estate loans 39.9% and residential mortgages 31.2%. Commercial and industrial loans represented 20.6% of the portfolio while construction loans accounted for 8.1% of the portfolio. Total gross loans receivable increased $1.7 million to $520.8 million at June 30, 2019 compared to $519.1 million at December 31, 2018. The slight increase primarily reflects an increase in commercial loans of $6.9 million and a decrease of $5.0 million in residential mortgages as the Company continues to focus on commercial lending.

The following table shows the composition of the Company's loan portfolio as of the dates indicated.

Loans (unaudited)

(dollars in thousands)
At quarter ended:	6/30/2019	3/31/2019	12/31/2018	9/30/2018	6/30/2018
Residential mortgage:
One-to-four family	$139,119	$140,043	$143,391	$147,127	$151,372
Home equity	23,596	25,160	24,365	25,494	26,174
Total residential mortgage	162,715	165,203	167,756	172,621	177,546
Commercial and multi-family real estate	207,866	206,653	212,606	209,283	214,653
Construction	42,356	37,319	29,628	28,788	48,423
Commercial and industrial - Secured	50,802	49,640	60,426	56,331	52,879
Commercial and industrial - Unsecured	56,672	53,791	48,176	45,518	41,261
Total commercial loans	357,696	347,403	350,836	339,920	357,216
Consumer loans	425	470	540	580	608
Total loans receivable	520,836	513,076	519,132	513,121	535,370
Less:
Loans in process	20,447	17,443	10,677	12,142	19,594
Deferred loan fees	536	530	501	475	491
Allowance	5,661	5,658	5,655	5,656	5,596
Total loans receivable, net	$494,192	$489,445	$502,299	$494,848	$509,689

Asset Quality

At June 30, 2019 and December 31, 2018 non-performing loans totaled $4.0 million and $4.1 million, or 0.69% and 0.71% of total assets, respectively. Nonperforming loans decreased slightly since year end as one relationship was resolved in the quarter. Total delinquent loans (including nonperforming delinquent loans) were $5.7 million at June 30, 2019, a decrease of $538,000 from December 31, 2018. The allowance for loan losses as a percentage of total loans was 1.13% and 1.11% at June 30, 2019 and at December 31, 2018, respectively, while the allowance for loan losses as a percentage of non-performing loans increased to 140.26% at June 30, 2019 from 136.83% at December 31, 2018. Non-performing loans to total loans was 0.81% at June 30, 2019 and December 31, 2018, respectively.

The following table presents the components of non-performing assets and other asset quality data for the periods indicated.

(dollars in thousands, unaudited)
As of or for the quarter ended:	6/30/2019	3/31/2019	12/31/2018	9/30/2018	6/30/2018
Non-accrual loans	$3,681	$3,839	$4,131	$2,746	$3,430
Loans 90 days or more past due and still accruing	355		2	101	699
Total non-performing loans	$4,036	$3,839	$4,133	$2,847	$4,129

Non-performing assets / total assets	0.69%	0.68%	0.71%	0.48%	0.69%
Non-performing loans / total loans	0.81%	0.78%	0.81%	0.57%	0.80%
Net charge-offs (recoveries)	$(4)	(3)	—	—	—
Net charge-offs (recoveries) / average loans (annualized)	—%	—%	—%	—%	—%
Allowance for loan loss / total loans	1.13%	1.14%	1.11%	1.13%	1.09%
Allowance for loan losses / non-performing loans	140.26%	147.38%	136.83%	198.67%	135.53%

Total assets	$581,484	$568,093	$584,500	$590,394	$601,249
Gross loans, excluding ALLL	$499,853	$495,103	$507,954	$500,504	$515,285
Average loans	$498,799	$502,149	$499,368	$499,082	$500,959
Allowance for loan losses	$5,661	$5,658	$5,655	$5,656	$5,596

Deposits

Total deposits at June 30, 2019 decreased to $416.6 million from $420.6 million compared to year-end 2018. Certificates of deposits (including IRAs) and non-interest demand balances increased $27.6 million and $3.1 million, respectively. Certificates of deposits increased to $148.5 million compared to $120.9 million at year end while non-interest demand deposit account balances increased to $49.8 million compared to $46.7 million at December 31, 2018. Additionally, money market balances increased $2.6 million to $18.8 million compared to $16.2 million at year-end 2018. Offsetting these increases was a decline in interest-bearing demand deposit account balances of $32.4 million to $101.7 million at June 30, 2019 from $134.1 million at December 31, 2018.

The following table shows the composition of the Company's deposits as of the dates indicated.

Deposits (unaudited)

(dollars in thousands)
At quarter ended:	6/30/2019	3/31/2019	12/31/2018	9/30/2018	6/30/2018
Demand:
Non-interest bearing	$49,799	$49,429	$46,690	$45,501	$42,687
Interest-bearing	101,678	123,420	134,123	150,248	153,968
Savings	97,898	103,109	102,740	102,434	109,254
Money market	18,780	17,182	16,171	12,822	14,381
Time	148,452	139,614	120,855	126,592	128,222
Total deposits	$416,607	$432,754	$420,579	$437,597	$448,512

Capital

At June 30, 2019, the Company's total stockholders' equity amounted to $66.4 million, or 11.42% of total assets, compared to $66.6 million at December 31, 2018. The Company’s book value per common share was $12.64 at June 30, 2019, compared to $12.37 at December 31, 2018. The decrease in stockholders' equity was primarily due to the repurchase of 131,400 shares for $2.2 million during the year, with the remaining difference related to ESOP, restricted stock and stock option accounting activity, partially offset by net income of $1.7 million from the period.

At June 30, 2019, the Bank’s common equity tier 1 ratio was 11.31%, tier 1 leverage ratio was 10.36%, tier 1 capital ratio was 11.31% and the total capital ratio was 12.41%. At December 31, 2018, the Bank’s common equity tier 1 ratio was 11.90%, tier 1 leverage ratio was 10.71%, tier 1 capital ratio was 11.90%, and the total capital ratio was 13.00%. At June 30, 2019, the Bank was in compliance with all applicable regulatory capital requirements.

The following table sets forth the Company's consolidated average statements of condition for the periods presented.

Condensed Consolidated Average Statements of Condition (unaudited)

(dollars in thousands)
For the quarter ended:	6/30/2019	3/31/2019	12/31/2018	9/30/2018	6/30/2018
Loans	$498,799	$502,149	$499,368	$499,082	$500,959
Securities held to maturity	36,796	37,899	41,460	43,871	36,494
Allowance for loan losses	(5,659)	(5,656)	(5,686)	(5,624)	(5,538)
All other assets	42,671	42,778	41,211	37,466	38,053
Total assets	$572,607	$577,170	$576,353	$574,795	$569,968
Non-interest bearing deposits	$49,861	$46,962	$48,172	$43,495	$38,903
Interest-bearing deposits	368,679	367,434	372,474	386,364	385,047
Borrowings	83,814	92,780	83,440	73,077	74,192
Other liabilities	3,087	2,623	2,585	2,320	2,495
Stockholders' Equity	67,166	67,371	69,682	69,539	69,331
Total liabilities and shareholders' equity	$572,607	$577,170	$576,353	$574,795	$569,968

Non-GAAP Financial Measures

This release references adjusted net income, which is a non-GAAP (Generally Accepted Accounting Principles) financial measure. Adjusted net income is derived from GAAP net income less the $862,000 in additional expenses associated with the expanded audit scope and identification of material weaknesses and tax effected at a rate of 31%. We believe the presentation of adjusted net income is appropriate as it better enables an investor to analyze the performance of our core business year over year without the impact of unusual items.

The following tables reconcile adjusted net income to net income and adjusted diluted earnings per share to diluted earnings per share:

	Six months ended June 30,
	2019	2018
(dollars in thousands)
Net income	$1,736	$2,265
Professional expenses associated with increased audit scope and identification of material weaknesses	862	—
Tax adjustment using an assumed tax rate of 31%	(267)	—
Adjusted net income	$2,331	$2,265

	Six Months Ended June 30,
(In Thousands, Except Per Share Data)	2019	2018
Numerator:
Net income	$2,331	$2,265

Denominator:
Weighted average common shares	5,179	5,400
Dilutive potential common shares	34	41
Weighted average fully diluted shares	5,213	5,441

Earnings per share:
Dilutive	$0.45	$0.42

CEO Outlook

"Our 2nd quarter expense levels have returned to normal as compared to last quarter. Our earnings are also back to recent trends now that the Company has addressed the internal control deficiencies identified during the previous quarter,” stated Michael A. Shriner, President and Chief Executive Officer. Mr. Shriner added, “Management and staff are once again focused on growing the Company through prudent underwriting, sensible deposit offerings and balance sheet repositioning, especially within the current interest rate environment.”

Mr. Shriner further stated “Although the Company maintains a relatively neutral interest rate sensitivity position, management will remain watchful of additional interest rate moves and incorporate counter measures to help minimize any dramatic impact to our 2019 strategic plan.”

Forward Looking Statement Disclaimer
The foregoing release may contain forward-looking statements concerning the financial condition, results of operations and business of the Company. We caution that such statements are subject to a number of uncertainties and actual results could differ materially, and, therefore, readers should not place undue reliance on any forward-looking statements. Factors that may cause actual results to differ from those contemplated include our continued ability to grow the loan portfolio, the impact of the passage of the Tax Cuts and Jobs Act, our continued ability to manage cybersecurity risks and our continued ability to successfully remediate our identified internal control weaknesses.

Contact:	Michael A. Shriner, President & CEO
(908) 647-4000
mshriner@millingtonbank.com

MSB Financial Corp. and Subsidiaries

Consolidated Statements of Financial Condition
	At June 30, 2019	At December 31, 2018
(Dollars in thousands, except per share amounts)
Cash and due from banks	$1,200	$1,558
Interest-earning demand deposits with banks	14,473	10,242
Cash and Cash Equivalents	15,673	11,800
Securities held to maturity (fair value of $39,201 and $38,569, respectively)	39,455	39,476
Loans receivable, net of allowance for loan losses of $5,661 and $5,655, respectively	494,192	502,299
Premises and equipment	8,006	8,180
Federal Home Loan Bank of New York stock, at cost	4,805	4,756
Bank owned life insurance	14,775	14,585
Accrued interest receivable	1,715	1,615
Other assets	2,863	1,789
Total Assets	$581,484	$584,500
Liabilities and Stockholders' Equity
Liabilities
Deposits:
Non-interest bearing	$49,799	$46,690
Interest bearing	366,808	373,889
Total Deposits	416,607	420,579
Advances from Federal Home Loan Bank of New York	95,075	94,275
Advance payments by borrowers for taxes and insurance	703	749
Other liabilities	2,720	2,251
Total Liabilities	515,105	517,854
Stockholders' Equity
Preferred stock, par value $0.01; 1,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, par value $0.01; 49,000,000 shares authorized; 5,252,716 and 5,389,054 issued and outstanding at June 30, 2019 and December 31, 2018, respectively	53	54
Paid-in capital	42,670	44,726
Retained earnings	25,234	23,498
Unearned common stock held by ESOP (174,046 and 179,464 shares, respectively)	(1,578)	(1,632)
Total Stockholders' Equity	66,379	66,646
Total Liabilities and Stockholders' Equity	$581,484	$584,500

MSB Financial Corp. and Subsidiaries

Consolidated Statements of Income
	Three months ended June 30,		Six months ended June 30,
	2019	2018	2019	2018
(in thousands except per share amounts)
Interest Income
Loans receivable, including fees	$5,779	$5,436	$11,469	$10,572
Securities held to maturity	266	240	551	459
Other	122	62	254	136
Total Interest Income	6,167	5,738	12,274	11,167
Interest Expense
Deposits	1,264	935	2,390	1,781
Borrowings	492	372	1,050	653
Total Interest Expense	1,756	1,307	3,440	2,434
Net Interest Income	4,411	4,431	8,834	8,733
Provision for Loan Losses	—	90	—	180
Net Interest Income after Provision for Loan Losses	4,411	4,341	8,834	8,553
Non-Interest Income
Fees and service charges	93	91	165	174
Income from bank owned life insurance	96	98	190	195
Other	15	19	39	43
Total Non-Interest Income	204	208	394	412
Non-Interest Expenses
Salaries and employee benefits	1,679	1,677	3,407	3,482
Directors compensation	130	122	259	244
Occupancy and equipment	385	397	760	782
Service bureau fees	100	77	195	144
Advertising	6	9	13	13
FDIC assessment	42	69	89	123
Professional services	369	336	1,647	689
Other	195	212	403	409
Total Non-Interest Expenses	2,906	2,899	6,773	5,886
Income before Income Taxes	1,709	1,650	2,455	3,079
Income Tax Expense	487	407	719	814
Net Income	$1,222	$1,243	$1,736	$2,265
Earnings per share:
Basic	$0.24	$0.23	$0.34	$0.42
Diluted	$0.24	$0.23	$0.33	$0.41

MSB Financial Corp. and Subsidiaries

Selected Quarterly Financial and Statistical Data
	Three Months Ended
(in thousands, except for share and per share data) (annualized where applicable)	6/30/2019	3/31/2019	6/30/2018
(unaudited)
Statements of Operations Data

Interest income	$6,167	$6,108	$5,738
Interest expense	1,756	1,685	1,307
Net interest income	4,411	4,423	4,431
Provision for loan losses	—	—	90
Net interest income after provision for loan losses	4,411	4,423	4,341
Other income	204	190	208
Other expense	2,906	3,867	2,899
Income before income taxes	1,709	746	1,650
Income tax expense (benefit)	487	232	407
Net Income	$1,222	$514	$1,243
Earnings (per Common Share)
Basic	$0.24	$0.10	$0.23
Diluted	$0.24	$0.10	$0.23
Statements of Condition Data (Period-End)
Investment securities held to maturity (fair value of $39,201, $36,444, and $43,749)	$39,455	$36,982	$44,770
Loans receivable, net of allowance for loan losses	494,192	489,445	509,689
Total assets	581,484	568,093	601,249
Deposits	416,607	432,754	448,512
Borrowings	95,075	64,275	82,175
Stockholders' equity	66,379	66,892	68,506
Common Shares Dividend Data
Cash dividends	$—	$—	$2,456
Weighted Average Common Shares Outstanding
Basic	5,126,938	5,198,432	5,331,090
Diluted	5,155,258	5,237,329	5,375,090
Operating Ratios
Return on average assets	0.85%	0.36%	0.87%
Return on average equity	7.28%	3.05%	7.17%
Average equity / average assets	11.73%	11.67%	12.16%
Book value per common share (period-end)	$12.64	$12.46	$12.43